Exhibit 10.1

Agreement

This AGREEMENT (the “Agreement”) made and entered into as of the 25th of September, 2017, by and between Equifax Inc., a Georgia corporation (the “Company”), and Richard F. Smith (“Mr. Smith”).

This Agreement between Mr. Smith and the Company (collectively, the “Parties”) modifies the Employment Agreement between Mr. Smith and the Company, dated September 23, 2008, and amended December 21, 2012 (the “Employment Agreement”). The Agreement shall not, except as expressly provided herein, waive any right or remedy of the Parties under the Employment Agreement. In consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Mr. Smith will retire as CEO and Chairman of the Board, and any other position with Equifax Inc., or any of its affiliates, effective as of September 26, 2017 (the “Transition Date”). The Parties agree that in order to allow the Board of Directors to complete its independent review of the 2017 Equifax data breach and the response thereto, all decisions relating to the characterization of Mr. Smith’s departure and any obligations or benefits owed to Mr. Smith under the Employment Agreement or any plan, program, policy, or practice of the Company will be deferred until the Board of Directors completes that review. The Parties also agree that Mr. Smith will not receive the Annual Bonus Opportunity as described in Section 5(b)(i) of the 2008 Agreement for the period ending December 31, 2017, and Mr. Smith irrevocably disclaims any right he may have to such bonus.

2. For a period of no more than 90 days from the Transition Date, Mr. Smith will provide reasonable assistance to the Company without compensation. In this capacity, Mr. Smith shall be afforded indemnification and advancement rights to the full extent provided in his existing indemnification arrangements and pursuant to all applicable laws.

IN WITNESS THEREOF, the Parties hereto have executed this Agreement on and as of the 25th of September, 2017.

Equifax Inc.

By:

/s/ M.L. Feidler

Its:

Non-Executive Chairman of the Board

/s/ Richard F. Smith
Richard F. Smith